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FOR IMMEDIATE RELEASE
                                                Contact: Ross A. Benavides
                                                         Chief Financial Officer
                                                         (713) 860-2528


                          GENESIS ANNOUNCES CLOSING OF
                          $100 MILLION CREDIT FACILITY


     June 3, 2004 - Genesis Energy, L.P. (AMEX:GEL) announced today that it has closed a $100 million senior secured bank credit facility with a group of five lenders led by Bank of America Securities LLC. The bank credit facility will be used for future acquisitions, working capital, and to provide letters of credit to support marketing operations.

     Mark Gorman, President and CEO said "We are pleased to have closed this expansion of our credit facility. This is a key accomplishment to meet our goals for 2004. This transaction will provide us the financial strength and flexibility to execute our planned growth strategy for Genesis' unitholders."

     The bank credit facility consists of a $50 million revolving line of credit for acquisitions and a $50 million working capital revolving credit facility. The facility matures in June 2008. At June 1, 2004, Genesis had approximately $20 million in outstanding letters of credit and no borrowings under the new facility.

     Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates a wholesale CO2 marketing business.

     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings. Actual results may vary materially.
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